                                                                  EXHIBIT 10.16

                            SPECIFIC PLAN DOCUMENT

                             INTERIM SERVICES INC.

                     1997 STOCK PURCHASE ASSISTANCE PLAN



1.   PURPOSE

     The Board of Directors of Interim Services Inc. (the "Company") has established Company stock ownership guidelines for Company executives (the "Guidelines") as a means of aligning the interests of Company executives and stockholders. The purpose of the Interim Services Inc. 1997 Stock Purchase Assistance Plan (the "Plan") is to facilitate investment by Company executives in shares of Company stock at levels at least sufficient to satisfy the Guidelines.

2.   DEFINITIONS

     (a)   "Board" means the Board of Directors of the Company.

     (b) "Change in Control" means the occurrence of any one of the following events: (i) any person, entity or group of persons or entities acting in concert (other than a subsidiary of the Company), including any person as defined in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than twenty-five percent (25%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company, (ii) the sale of all or substantially all of the property or assets of the Company and its subsidiaries, (iii) the consolidation or merger of the Company with another corporation, other than with any subsidiary of the Company, the consummation of which would result in the occurrence of an event described in clause (i) above, or (iv) a change in the Board occurring with the result that the members of the Board on the effective date hereof (the "Incumbent Directors") no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

     (c)   "Compensation Committee" means the Compensation Committee of the
Board.

     (d)   "Company" means Interim Services Inc., a Delaware corporation.

     (e) "Guidelines" means the stock ownership guidelines established by the Board, as the same may be amended from time to time.

     (f) "Participant" means an employee of the Company or any subsidiary of the Company who is selected by the Committee to participate in the Plan pursuant to Section 3 hereof.

     (g) "Plan" means the Interim Services Inc. 1997 Stock Purchase Assistance Plan.

     (h) "Plan Administrative Committee" means the Plan Administrative Committee appointed by the Board to administer the Company's employee benefit plans.

     (i) "Repayment Obligation" shall mean the obligation of a Participant to repay Interest Payments under Section 5(c) or 6(a).

     (j) "Stock" means the common stock of the Company, par value $.01 per share.

     (k) "Stock Acquisition Loan" means an individually secured loan negotiated with the Company's assistance with an approved lending institution on behalf of a Participant. A Stock Acquisition Loan shall be obtained by the Participant on the basis of his or her individual credit worthiness and shall be guaranteed by the Company. The maximum term for a Stock Acquisition Loan shall be seven (7) years.

3.   PARTICIPATION

     The Compensation Committee shall designate those employees of the Company who shall be eligible to participate in the Plan.

4.   STOCK ACQUISITION

     (a) The Plan Administrative Committee shall designate the participation level for each Participant through the table set forth in Appendix A, as the same may be amended from time to time. Under the Plan, each Participant is eligible to acquire Stock up to the participation level designated in Appendix A.

     (b) To facilitate the Participant's acquisition of Stock under the Plan, the Company shall use reasonable efforts to provide each Participant with access to Stock Acquisition Loans, the proceeds of which shall be used for such Stock acquisition. Subject to any lending requirements imposed by an outside lender through which Stock Acquisition Loans are obtained, a Participant may take out additional Stock Acquisition Loans from time to time and have multiple Stock Acquisition Loans outstanding at any time.

5.   STOCK OWNERSHIP INCENTIVE PAYMENTS

     (a) During the term of any Stock Acquisition Loan, the Company shall reimburse each Participant the amount of interest paid by the Participant on such Stock Acquisition Loan. Such reimbursements ("Interest Payments") shall be made on a quarterly basis. During the first three years that any Stock Acquisition Loan is outstanding, the Interest Payments shall also include a tax equalization "gross up" intended to approximate the participant's additional federal income tax liability (assuming a 31 percent marginal tax rate) resulting from the Interest Payment. The total Interest Payment, including the gross-up amount (which shall be calculated without reference to the Participant's actual federal income tax rate or liability) shall be equal to the amount obtained by dividing the total amount of interest paid by the Participant during the quarter by .69. For example, if the total interest paid by the Participant during a quarter is $600, the Interest Payment, including the gross up amount, would be $600 divided by .69, or $869.57.

     (b) The Plan Administrative Committee may authorize additional cash advances to a Participant if, upon a recommendation by the Plan Administrative Committee, the Compensation Committee determines such advances are necessary to avoid a sale or other disposition of Stock by such Participant due to a margin call, or to prevent a sale or disposition of the Stock by such Participant if, in the Plan Administrative Committee's judgment, such disposition would be detrimental to the Company or would adversely affect shareholder value.

     (c) In the case of a Participant who exercises a nonqualified option to acquire Stock ("NSO") in order to satisfy the stock ownership levels specified in the Guidelines, the Compensation Committee may authorize additional cash payments to such Participant to compensate the Participant for the approximate difference between (i) the estimated federal income tax liability incurred by the participant by reason of such NSO exercise (assuming a 31 percent marginal tax rate) and (ii) the tax liability the Participant would have incurred if the difference between the exercise price of the NSO and the fair market value of the Stock subject to the NSO on the option exercise date (the "Spread") were taxed at a federal income tax rate applicable to long-term capital gain of 20 percent (such payment being referred to as the "Spread Reimbursement"). The Spread Reimbursement upon the exercise of a nonqualified option shall be calculated by multiplying the amount of the Spread by 11 percent. Such payments may include a "gross-up" sufficient to offset the Participant's federal income tax liability incurred on the receipt of the Spread Reimbursement, as determined by the Compensation Committee in its sole and absolute discretion. Unless otherwise specified by the Compensation Committee, any Spread Reimbursement paid to the Participant under this Section 5(c) shall be subject to a Repayment Obligation in accordance with the provisions of Section 6 in the same manner applicable to Interest Payments described in Section 6(a).

     (d) Notwithstanding any contrary provision of this Plan, unless otherwise approved by the Compensation Committee, no Participant shall be eligible to receive Interest Payments or tax gross-up payments with respect to any Stock Acquisition Loan if (i) the proceeds of such loan are used to purchase Shares of Stock on the open market or in a private sale and (ii) the Participant had, on the date of such Stock acquisition, presently exercisable employee stock options which remain unexercised.

6.   PARTICIPANT REPAYMENT OBLIGATIONS

     (a) Following the third anniversary of any Stock Acquisition Loan and prior to the seventh anniversary of such Stock Acquisition Loan, the Company will continue to make Interest Payments (without the "gross up" for federal income tax) to the Participant in accordance with Section 5 hereof; provided, however that the Participant shall be obligated to repay such Interest Payments to the Company for periods after the third anniversary of the Stock Acquisition Loan term.

     (b) The repayment obligation of a Participant ("Repayment Obligation") shall be evidenced by a writing signed by the Participant and by the execution of a negotiable promissory note. Any Repayment Obligation shall bear interest at a rate, adjusted each calendar quarter, equal to the prime rate as published in the WALL STREET JOURNAL on the last business day of the preceding calendar quarter and shall be secured by a second priority security interest in the Participant's Stock acquired with the proceeds of the Stock Acquisition Loan.

     (c) Payment of a Repayment Obligation shall be required in full on the earlier of (i) the Participant's termination of employment with the Company,
(ii) the seventh anniversary of the corresponding Stock Acquisition Loan or
(iii) subject to the limitation of Section 6(d), the sale or other disposition of the Stock if such sale or disposition causes the Participant's Stock ownership level to fall below the participation level designated in the Guidelines.

     (d) Notwithstanding the provisions of Subsection (c) above, any acceleration of a Repayment Obligation on account of a sale or other disposition pursuant to Subsection 6(c)(ii) shall be limited to the lesser of
(i) any gain from such sale or disposition (net of any commissions) and (ii) the Participant's Repayment Obligation at the time of the sale or disposition multiplied by the ratio of the number of shares of Stock sold or disposed of by the Participant to the total number of shares of Stock held by the Participant prior to such sale or disposition. Any portion of a Repayment Obligation not accelerated as a result of the limitation described in the preceding sentence shall continue to be repayable in accordance with the provisions of Section 6(c).

     As an example of the manner in which this provision is intended to operate, assume a Participant ("A") has a participation level under the Guidelines of 1,000 shares of Stock. A acquires the 1,000 shares of Stock with the proceeds of a 7-year Stock Acquisition Loan. In Year 4, A sells 700 shares (thus, falling below his designated participation level of 1,000 shares) at a gain of $200 (net of commissions). At the time of the sale, A had a Repayment Obligation of $400 related to interest on his Stock Acquisition Loan. Because A's sale of 700 shares is prior to the end of the Stock Acquisition Loan term, A is required to pay the Company $200. Since A's gain on the sale of the 700 shares (i.e., $200) is less than A's proportionate share of his Repayment Obligation related to those 700 shares (i.e., $280 -- $400 x 700 shares/1,000 shares = $280), A must pay $200 to the
Company pursuant to Section 6(d).

     (e) Notwithstanding anything to the contrary contained herein, Participant's Repayment Obligations shall terminate upon Participant's termination of employment with the Company if such termination occurs within twelve (12) months after a Change in Control of the

Company and such termination is (a) by the Company, or (b) by the Participant for "good reason." For the purposes of this paragraph, "good reason" shall mean either a material reduction by the Company in the Participant's duties and responsibilities, or a material reduction in the Participant's base compensation. Upon any termination of employment with the Company by the Participant, the Company's obligations to make further Interest Payments to such Participant shall terminate immediately. For purposes of this Section 6(e), employment with a subsidiary of the Company shall be deemed to be employment with the Company.

7.   TERMINATION AND AMENDMENT

     The Plan is completely voluntary on the part of the Company and neither its existence nor its continuation shall be construed as creating any contractual right to or obligation for its continued existence, nor shall the existence of the Plan or participation therein be deemed to modify or otherwise affect a Participant's continued employment with the Company. The Company reserves the right at any time to modify or terminate the Plan by action approved in writing by the Board or its delegatee, provided that such modification or termination shall not affect the rights and obligations of Participants and the Company under any then outstanding Stock Acquisition Loans.

8.   ADMINISTRATION OF THE PLAN

     The Compensation Committee shall delegate to the Plan Administrative Committee the power and authority to administer the Plan. The Plan Administrative Committee shall have full authority in its discretion to determine the participation level of each Participant. Except as otherwise provided herein and subject to the provisions of the Plan, the Plan Administrative Committee shall have full and conclusive authority to interpret the Plan; to determine the terms and provisions of any Repayment Obligation; and to make all other determinations necessary or advisable for the proper day to day administration of the Plan. The Plan Administrative Committee shall not have the power or authority to determine the persons eligible to participate in the Plan, materially increase any benefits offered under the Plan; to materially increase the Company's financial commitments; or to prescribe, amend and rescind rules and regulations relating to the Plan. The Plan Administrative Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to participate in the Plan. The Plan Administrative Committee's decisions shall be final and binding on all Participants.

9.   MISCELLANEOUS

     (a) The Plan shall become effective on September 1, 1997 or such other date as designated by the Board.

     (b) No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant entitled to benefits under the Plan, and any attempt to anticipate, sell, transfer, assign, pledge, encumber, or charge the same shall be void.

     (c) The titles and headings of the Sections of the Plan are placed herein for the convenience of reference only, and in the case of any conflicts, the text of the Plan, rather than the titles or headings, shall control.

     (d) The masculine pronoun, wherever used herein, shall include the feminine pronoun, and the singular shall include the plural, except where the context requires otherwise.

     (e) The provisions of the Plan shall be construed according to the laws of the State of Florida, and the venue and jurisdiction of any suit with respect to the Plan shall lie solely in the state or federal courts located in Broward County, Florida.

                            INTERIM SERVICES INC.
                     1997 STOCK PURCHASE ASSISTANCE PLAN
                                 APPENDIX A
                            PARTICIPATION LEVELS


     The number of shares of Stock which may be initially acquired by a Participant under the Plan shall be determined as of September 1, 1997, based on Participant's base salary and the fair market value of the stock as of such date, or at such later dates as the Compensation shall determine for future Participants who are selected to participate in the Plan after September 1, 1997. The number of shares of Stock which may be acquired by a Participant hereunder shall be adjusted as of each subsequent September 1 based on the Participant's base salary, position, and the fair market of the Stock on each such date. The number of shares of Stock which may be acquired by a Participant under the Plan shall not exceed the Participant's base salary multiplied by the applicable multiplier, based upon Participant's position with the Company, set forth below, divided by the fair market value of the Stock:

                                                          Multiple of
           Position                                       Base Salary
           --------                                       -----------

   President/CEO                                               5

   EVP-COO, EVP-CFO, SVP-General Counsel                       3

   Other Executive Who Directly Reports to CEO                 2
   EVP-COO, EVP-CFO, or SVP-General
   Counsel